EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

United PanAm Financial Corp.:

We consent in incorporation by reference in the registration statements (No. 333-67049 and 333-101151) on Form S-8 and (No. 333-110478) on Form S-3 of United PanAm Financial Corp. of our report dated March 11, 2004, relating to the consolidated statements of financial condition of United PanAm Financial Corp. and subsidiaries as of December 31, 2003, and 2002, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of United PanAm Financial Corp.

/s/    KPMG LLP

Los Angeles, California

March 30, 2004.